SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[  ] Preliminary proxy statement.

[  ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)
     (2)).

[  ] Definitive proxy statement.

[ X ] Definitive additional materials.

[  ] Soliciting material under Rule 14a-12.

                          FIRST AVIATION SERVICES INC.
         --------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
                 WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
                       WYNNEFIELD CAPITAL MANAGEMENT, LLC
                            WYNNEFIELD CAPITAL, INC.
                                   NELSON OBUS
                                JOSHUA H. LANDES
                  WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN
 ------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

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previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

      (1)  Amount Previously Paid:

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

PRESS RELEASE

                                                                        CONTACT:
                                                                     Eric Berman
                                                                      Joseph Kuo
                                                            of Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                                     Nelson Obus
                                                           of Wynnefield Capital
                                                                    212-760-0134

              ISS ENDORSES WYNNEFIELD NOMINEE AND CUMULATIVE VOTING
                              FOR FAVS SHAREHOLDERS

  -- INDEPENDENT PROXY VOTING AND CORPORATE GOVERNANCE ADVISORY FIRM RECOMMENDS
                    VOTE FOR WYNNEFIELD'S GREEN PROXY CARD --

NEW YORK, NY, June 8, 2004 - THE WYNNEFIELD GROUP, THE LARGEST MINORITY SHAREHOLDER IN FIRST AVIATION SERVICES INC. (NASDAQ: FAVS), ANNOUNCED TODAY THAT INSTITUTIONAL SHAREHOLDER SERVICES INC. (ISS) - THE INFLUENTIAL INDEPENDENT PROXY VOTING AND CORPORATE GOVERNANCE ADVISORY FIRM - RECOMMENDED THAT FAVS SHAREHOLDERS VOTE FOR THE ELECTION OF NELSON OBUS, WYNNEFIELD'S NOMINEE, AS DIRECTOR AND FOR THE IMPLEMENTATION OF CUMULATIVE VOTING FOR DIRECTORS.

"We are gratified that ISS - a leading independent proxy advisory firm - recognized that FAvS' minority shareholders deserve a voice on the board," said Nelson Obus, the Wynnefield Group nominee to the FAvS board. "ISS' conclusions confirm our findings, as long-time shareholders of FAvS, that the company needs a business plan to deliver profitability and shareholder value - and that minority shareholders should be given a voice on the FAvS board.

"THIS ANALYSIS CONFIRMS THAT OVER THE PAST SIX YEARS FAVS HAS FAILED TO DEVELOP A PROFITABLE BUSINESS STRATEGY, EXHIBITED UNSATISFACTORY FINANCIAL PERFORMANCE, HAS MAJOR DEFICIENCIES IN ITS CORPORATE GOVERNANCE AND THAT ITS MANAGEMENT AND INCUMBENT BOARD HAVE FAILED TO DELIVER SHAREHOLDER VALUE. FAVS CAN NO LONGER HIDE THESE REAL ISSUES BEHIND PERSONAL ATTACKS ON ME," Mr. Obus concluded.

ISS CONCLUDED THAT MR. OBUS' ELECTION TO THE BAORD IS IN THE BEST INTEREST OF SHAREHOLDER VALUE. ISS SAID: "WITH POOR HISTORICAL SHAREHOLDER RETURNS, A CONTINUING CONFLICT OF INTEREST DUE TO RELATED PARTY TRANSACTIONS WITH FIRST EQUITY GROUP, AND THE MARKET VALUING THE COMPANY NEAR ITS LIQUIDIATION VALUE, THE CIRCUMSTANCES WARRANT SUPPORT OF THE DISSIDENT NOMINEE. WE BELIEVE THAT AN ALTERNATIVE VOICE ON THE BOARD WOULD INCREASE THE ODDS OF MAXIMIZING SHAREHOLDER VALUE."

ISS' analysis further stated that: "In meeting with Mr. Obus, we believe that his requests are reasonable. Asking the board to commit to a business plan with a targeted rate of return in order to benchmark the company's progress and performance is reasonable. Further, the pursuit of strategic alternatives in a transaction is a reasonable request if the company is not able to bolster its performance operationally."

ISS ALSO FOUND THAT THE FEES FAVS PAYS TO THE INVESTMENT BANK FIRST EQUITY (WHICH IS WHOLLY OWNED BY FAVS' CHAIRMAN AND ITS CEO) "REPRESENT A CONFLICT OF INTEREST" AND THAT THEY ARE "MATERIAL" TO THE COMPANY'S FINANCIAL RESULTS.

Of Mr. Obus' qualifications for the board, ISS noted his background in securities analysis and portfolio management, including his experience and knowledge of the aviation industry. It also noted his service as a director on two other public company boards and stated that, "THE SUBSTANTIAL SHARE
OWNERSHIP OF THE WYNNEFIELD GROUP ENHANCES THE CREDIBILITY OF ITS DIRECTOR NOMINEE."

                                                                         more...

ISS ENDORSES  WYNNEFIELD  NOMINEE,  CUMULATIVE  VOTING FOR FAVS  SHAREHOLDERS --
CONTINUED                                                                      2

Of the Wynnefield Group's proposal to provide for CUMULATIVE VOTING FOR DIRECTORS, ISS' report concluded that cumulative voting "is an important tool in the protection of shareholders' rights" and that, "IN THIS CASE, THE COMPANY FAILS TO MEET ALL OF THE AFOREMENTIONED CORPORATE GOVERNANCE AND PERFORMANCE CRITERIA. The company's board is classified. ACCORDINGLY, THE PROPOSAL WARRANTS SHAREHOLDER SUPPORT."

ISS urged FAvS shareholders to vote FOR the election of Nelson Obus as director and FOR the provision of cumulative voting for directors on the Wynnefield Group's GREEN proxy card and AGAINST FAvS' nominees. The full text of the ISS analysis is available to ISS members at its website: www.issproxy.com.

The Annual Meeting of FAvS shareholders will be held on June 15, 2004 at 9:30 a.m. local time at the offices of Aerospace Products International, Inc., 3778 Distriplex Drive North, Memphis, TN 38118.

The WYNNEFIELD GROUP URGES SHAREHOLDERS TO SIGN, DATE AND RETURN THE GREEN PROXY CARD VOTING FOR the election of Nelson Obus as director and FOR the provision of cumulative voting for directors. For more information, shareholders can call MacKenzie Partners at (800) 322-2885 or Nelson Obus at (212) 760-0134, or can visit www.rescuefavs.com.

ADDITIONAL INFORMATION:
Shareholders are advised to read the Wynnefield Group's definitive proxy statement, which contains important information. Shareholders may obtain a free copy of the proxy statement and other documents filed by the Wynnefield Group with the SEC at the SEC's internet website at www.sec.gov. The proxy statement, a proxy card, and other documents may also be obtained free of charge from the Wynnefield Group's proxy solicitor or from the Wynnefield Group by request to:

           Lawrence E. Dennedy      or     Nelson Obus
           Daniel M. Sullivan              The Wynnefield Group
           MacKenzie Partners, Inc.        450 Seventh Avenue
           105 Madison Avenue              Suite 509
           New York, NY  10016             New York, NY  10123
           Phone:  (800) 322-2885          Phone:  (212) 760-0134


If you have lost your proxy card from the Wynnefield Group, or did not receive one, you may obtain another proxy statement and card by contacting MacKenzie Partners, Inc. or The Wynnefield Group at the phone numbers listed above.

ABOUT THE WYNNEFIELD GROUP:
The Wynnefield Group is First Aviation's largest outside shareholder, holding 29.7% of the company's outstanding common stock. Wynnefield is a long-term investor in FAvS, having first invested in the company shortly after its initial public offering more than six years ago.

The Wynnefield Group includes  several  affiliates of Wynnefield  Capital,  Inc.
(WCI), a value investor, specializing in U.S. small cap situations that have company- or industry-specific catalysts. WCI was established in 1992. Its founding partners, Nelson Obus and Joshua Landes, held senior research and institutional equity positions at Lazard Freres & Co. during the 1980s, and the initial Wynnefield investors included many of their colleagues at Lazard. The fund has grown to approximately $200 million under management. Nelson Obus currently serves on the boards of directors of two publicly traded companies, Layne Christensen Company (NASDAQ: LAYN) and Sylvan Inc. (NASDAQ: SYLN) and additionally serves on the audit committees of both companies and the compensation committee of Layne.

More information about the Wynnefield Group's efforts to help provide value to all FAvS shareholders can be found at www.rescuefavs.com.

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